Exhibit 10.1

AMENDMENT NO. 2 TO

EMPLOYMENT AGREEMENT

AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT, executed as of June 19, 2008, and effective as of July 21, 2008, by and among Sunstone Hotel Investors, Inc., a Maryland corporation (“Sunstone”), Sunstone Hotel Partnership, LLC, a Delaware limited liability company (the “Operating Partnership”) and Robert A. Alter (the “Executive”).

WHEREAS, Sunstone, the Operating Partnership and the Executive are parties to an Employment Agreement (the “Original Employment Agreement”), effective as of the Effective Date (as defined in the Original Employment Agreement), as amended by that certain Amendment to Employment Arrangements, effective March 19, 2007 (together with the Original Employment Agreement, the “Employment Agreement”);

WHEREAS, as a result of the departure of Sunstone’s Chief Executive Officer, the Executive was appointed interim Chief Executive Officer in March 2008; and

WHEREAS, Sunstone, the Operating Partnership and the Executive desire to amend the Employment Agreement for the Executive’s continued service as Executive Chairman and interim Chief Executive Officer of Sunstone and the Operating Partnership;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1. Position and Duties.

(a) The first sentence of Section 2(a)(i) of the Employment Agreement is amended to read:

“During the Employment Agreement, the Executive shall serve as Executive Chairman of Sunstone and the Operating Partnership and shall perform such employment duties as are usual and customary for such positions and such other duties as the Board of Directors of Sunstone (the “Board”) shall from time to time reasonably assign to the Executive. The Executive will also serve as interim Chief Executive Officer, until such time as the Board appoints a permanent Chief Executive Officer.”

(b) The following is added to the end of Section 2(a)(i) of the Employment Agreement:

“The Executive acknowledges that the Company is currently searching for a permanent Chief Executive Officer. Upon the appointment of a new Chief Executive Officer, this Agreement will be modified so that the Executive shall serve solely as the Executive Chairman of Sunstone and the Operating Partnership and shall perform such duties as are usual and customary for such positions. The Executive may not terminate this Agreement for Good Reason (defined below) as a result of the appointment of a permanent Chief Executive Officer.”

(c) The first sentence of Section 2(a)(ii) of the Employment Agreement is amended to read:

“During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees, to the extent necessary to discharge the duties assigned to the Executive hereunder, to devote his business time, energy, skill and best effort to the performance of such duties in a manner that will faithfully and diligently further the business and interests of the Company (it being understood that, until a permanent Chief Executive Officer is appointed, the Executive shall devote to the Company at least 20% of the average business time he has historically devoted to the Company).”

2. Compensation

(a) The second sentence of Section 2(b)(i) of the Employment Agreement is amended to read:

“Notwithstanding the foregoing, the Executive’s Base Salary shall be $275,000 per annum; provided, however, that during the period from July 21, 2008 until such time as a permanent Chief Executive Officer is appointed, the Executive’s Base Salary shall be $475,000 per annum.”

(b) The last sentence of Section 2(b)(ii) of the Employment Agreement is amended to read:

“Notwithstanding the foregoing, (A) for so long as the Executive remains interim Chief Executive Officer, his Annual Bonus will be determined based on the following targets: (1) threshold target equal to 100% of earned salary for such fiscal year; (2) mid-point target equal to 125% of earned salary for such fiscal year (“Target Annual Bonus”); (3) high target equal to 150% of earned salary for such fiscal year; and (4) superior (maximum) target equal to 200% of earned salary for such fiscal year and (B) the provisions in this Section 2(b)(ii) will cease to apply with respect to fiscal years after the fiscal year in which the Executive ceases to be the interim Chief Executive Officer.”

(c) The last sentence of Section 2(b)(iv) of the Employment Agreement is deleted and the following sentences shall take its place:

“For so long as the Executive remains interim Chief Executive Officer, his annual equity award will be based on the following targets: (1) threshold target equal to 150% of earned salary for such fiscal year; (2) mid-point target equal to 200% of earned salary for such fiscal year; (3) high target equal to 250% of earned salary for such fiscal year; and (4) superior (maximum) target equal to 300% of earned salary for such fiscal year. Notwithstanding anything to the contrary in this Section 2(b)(iv), the provisions of this Section 2(b)(iv) will cease to apply with respect to fiscal years after the fiscal year in which the Executive ceases to be interim Chief Executive Officer.”

3. Provisions Relating to Good Reason. The changes to the Employment Agreement and the Executive’s employment with the Company effected by this Amendment No. 2 shall not constitute “Good Reason” under the Employment Agreement.

4. Termination Upon a Change in Control. The first sentence of Section 5 is amended by adding the following to the end of the sentence:

“; provided, however, that if such termination occurs while the Executive is interim Chief Executive Officer, then the Severance Amount shall be an amount equal to three (3) times the sum of (x) the Base Salary in effect on the Date of Termination plus (y) the Bonus Severance Amount in effect on the Date of Termination.”

4. Effect on Employment Agreement. The terms of the Employment Agreement not modified by this Amendment No. 2 will remain in force and are not affected by this Amendment No. 2.

5. Miscellaneous. This Amendment No. 2 will be governed and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws. Capitalized terms used but not defined in this Amendment No. 2 are used with the meanings assigned in the Employment Agreement.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

“Executive”

Robert A. Alter

Sunstone Hotel Investors, Inc.

By:
Name:
Title:

Sunstone Hotel Partnership, LLC

By:
Name:
Title: